SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12.

KID CASTLE EDUCATIONAL CORPORATION
(Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

KID CASTLE EDUCATIONAL CORPORATION
8th Floor, No. 98 Min Chuan Road
Hsien Tien, Taipei, Taiwan ROC

Important Notice Regarding the Availability of Information Statement for the Company’s Going Private Transaction

This communication presents only an overview of the more complete information statement and related materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in these materials.

The Information Statement is available at:  http://www.kidcastle.com/InvestorInfo.htm

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before March 12, 2010 to facilitate timely delivery.

Dear Kid Castle Educational Corporation Shareholder:

The requisite majority of Kid Castle Educational Corporation shareholders has approved a reverse stock split and “going-private transaction” that is expected to reduce the number of holders of record of our common stock to less than 300 and enable us to terminate the registration of our common stock under the Securities Exchange Act of 1934.  Shareholders holding less than 5000 shares before the transaction will have their shares redeemed for $0.18 per share, and will not continue as shareholders of the company.  The going private transaction will be effective no sooner than March 22, 2010 (25 days after the date this Notice was first mailed).

We are not asking you for a proxy and you are requested not to send us a proxy.

The Information Statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

Available Materials:

•	Information Statement relating to reverse stock split and going private transaction.

To order a paper or email copy of the information statement:

Telephone:	(886) 2-2218-5996 Ext. 210
Email:	Emma@kidcastle.com. Please clearly identify name and address or email address to which the material should be sent.
Internet:	http://www.kidcastle.com/InvestorInfo.htm